Exhibit 32

STH Partners, L.P.
c/o Matthew H. Kamens
Cozen O'Connor
1900 Market Street
Philadelphia, Pennsylvania 19103

September 30, 2009

MacAndrews & Forbes LLC
35 East 62nd Street
New York, New York 10065

MK Holdings One LLC
c/o Matthew H. Kamens
Cozen O'Connor
1900 Market Street
Philadelphia, Pennsylvania 19103

Each of STH Partners, L.P., a Delaware limited partnership (the "Partnership"), MacAndrews & Forbes LLC, a Delaware limited liability company, as the limited partner of the Partnership, and MK Holdings One LLC, a Delaware limited liability company (the "General Partner"), as the general partner of the Partnership, hereby agrees that, notwithstanding anything to the contrary in the Limited Partnership Agreement of the Partnership:

1.           With respect to any shares of SIGA Technologies, Inc. ("SIGA") that are or may from time to time be held by the Partnership ("SIGA Shares"), the General Partner shall have sole power and authority on behalf of the Partnership to dispose, or to direct the disposition, of such SIGA Shares; and

2.           For so long as the Partnership holds SIGA Shares, the Partnership shall vote all of such SIGA Shares in the same proportion (for, against, abstain or withheld, or as otherwise indicated) as the votes cast by all other holders of voting stock of SIGA on all matters to be voted on by holders of such voting stock.

[signature page follows]

 If you are in agreement with the foregoing, please so indicate by signing the enclosed duplicate copy of this letter agreement.

Very truly yours,

STH PARTNERS, L.P.

By:	/s/ Matthew H. Kamens
Name: Matthew H. Kamens
Title: Executive Vice President and Sole
Member of the General Partner

ACCEPTED AND AGREED TO:

MACANDREWS & FORBES LLC

By:	/s/ Barry F. Schwartz
Name: Barry F. Schwartz
Title: Executive Vice Chairman

MK HOLDINGS ONE LLC

By:	/s/ Matthew H. Kamens
Name: Matthew H. Kamens
Title: Sole Member

[signature page to letter agreement]